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                                                                    EXHIBIT 10.1

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Amendment"), made and entered into this 30th day of September, 1996 by and among MAZEL COMPANY L.P., a Delaware limited partnership (the "Partnership"), MAZEL STORES, INC., an Ohio corporation (the "Company"), and REUVEN DESSLER (the "Employee"), is to evidence the following agreements and understandings:

                                   WITNESSETH:
                                   -----------

         WHEREAS, the Employee made and entered into an Employment Agreement with the Partnership, effective July 14, 1992 (the "Agreement");

         WHEREAS, the Company has acquired all of the assets and assumed substantially all of the liabilities of the Partnership in exchange for all of the capital stock in the Company; and

         WHEREAS, the Company is now contemplating an initial public offering of its Common Stock (the "Initial Public Offering") and the parties have agreed to amend and restate the original Agreement to facilitate the Initial Public Offering.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:





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         1. TERM. The Company hereby employs the Employee, and the Employee hereby accepts such employment, for an initial term commencing on the effective date of the Initial Public Offering (the "Effective Date") and ending on October 31, 2000, unless sooner terminated in accordance with the provisions of Section 4 or Section 5; with such employment to continue in accordance with the terms of this Agreement from year to year thereafter (subject to termination as aforesaid) unless either party notifies the other party in writing not less than thirty (30) days prior to the expiration of the initial term and each annual renewal thereof (said initial term and any continuation thereof being hereinafter referred to as the "TERM").

         2. DUTIES. The Employee, in his capacity as Chairman of the Board and Chief Executive Officer, shall faithfully perform for the Company the duties of said offices and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board of Directors. The Employee shall devote substantially all of his business time and effort to the performance of his duties hereunder.

         3. COMPENSATION.

                  3.1 SALARY. The Company shall pay the Employee during the Term a salary at the rate of Four Hundred Twenty-five Thousand Dollars ($425,000) per annum (the "ANNUAL SALARY"). Commencing on each anniversary of the commencement date of the Term, the Annual Salary shall be increased by an amount (if a positive number) equal to the



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product of (i) the Annual Salary in effect immediately prior to such date, multiplied by (ii) 1.18 times the percentage, if any, by which the Consumer Price Index (All Items less Shelter), Urban Wage Earners and Clerical Workers, for the North Central Region/Population Size B, published by the United States Government for the month preceding such date exceeds such index for the comparable month in the preceding year. The Annual Salary shall be payable in equal semi-monthly installments, less such deductions as shall be required to be withheld by applicable law and regulations.

                  3.2 ANNUAL BONUS. During the Term, the Employee shall be entitled to receive an annual bonus (the "ANNUAL BONUS") based upon the Company's pre-tax income for each fiscal year of the Company ending during the Term, commencing with the fiscal year ending January 25, 1997. Subject to the terms, conditions and limitations set forth below, the maximum Annual Bonus for any fiscal year shall be an amount equal to eighty-eight and two-tenths percent (88.2%) of the Annual Salary in effect at the beginning of the relevant fiscal year in the event that the Company's pre-tax income, calculated in accordance with generally accepted accounting principles consistently applied, equals or exceeds the "TARGET AMOUNT" (as hereinafter defined) for such fiscal years; PROVIDED, HOWEVER, that the maximum Annual Bonus for the fiscal year ending January 25, 1997 ("Fiscal 1996") and the fiscal year ending January 31, 1998 ("Fiscal 1997") shall be One Hundred Twenty-Five Thousand Dollars ($125,000). If the Company's pre-tax income for any fiscal year is less than the Target Amount for such fiscal year, the Annual Bonus shall be the amount, if any, equal to



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(i) (A) the percentage of the Target Amount that such pre-tax income represents, minus eighty percent (80%), divided by (B) twenty percent (20%), multiplied by
(ii) eighty-eight and two/tenths percent (88.2%) of the Employee's Annual Salary in effect at the beginning of such fiscal year (or, in the case of fiscal 1996 or 1997, $125,000). For example, if the Company's pre-tax income for Fiscal 1997 is ninety-six percent (96%) of the Target Amount and Employee's Annual Salary is $425,000, the Annual Bonus shall be calculated as follows:

                  (96%-80%)
                  ---------   X  $125,000  =  $100,000
                      20%

If the Company's pre-tax income for any fiscal year is less than eighty percent (80%) of the Target Amount for such fiscal year, no Annual Bonus shall be payable for such fiscal year. For purposes of this Agreement, the term "TARGET AMOUNT" shall mean an amount to be determined by the Compensation Committee of the Board of Directors prior to the end of the first quarter of such year after consulting with the Employee except that the Target Amount with respect to Fiscal 1996 shall be $9,500,000, which will be adjusted to reflect both charges and credits attributable or otherwise resulting from the Initial Public Offering. The Annual Bonus for each fiscal year shall be paid in full to the Employee as soon as practicable (but not later than thirty (30) days) after the Company's audited financial statement for such fiscal year is available to the Company. In the event Employee's employment terminates due to death, disability or expiration of the Term as provided in Section 1 hereof, then Employee shall be entitled to a pro rata share of an Annual Bonus with the percentage equal to the number of full weeks of employment during the fiscal year divided by 52. No bonus shall



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be paid for any year during which the Employee is terminated for "cause" or the
Employee voluntarily elects to terminate his employment.

                  3.3 OPTIONS. On the effective date of the Public Offering, the Employee shall be granted under the Mazel Stores, Inc. 1996 Stock Option Plan a non-qualified option to purchase up to 75,000 Common Shares of the Company at an exercise price equal to the initial public offering price (the "OFFERING PRICE"). The option shall expire on the tenth (10th) anniversary of the Effective Date. The option shall vest at a rate of twenty percent (20%) per year, assuming the Employee remains an employee of the Company, commencing with the first anniversary of the Effective Date.

                  3.4 CASH AND STOCK SALARY REDUCTION AWARDS; MAXIMUM ANNUAL BONUS REDUCTION AWARDS; ADJUSTMENT TO ANNUAL BONUS.

         A. In consideration of the salary reductions effected at the time of the Initial Public Offering, in lieu of the salary amount payable under the original Agreement: (i) the Company agrees to pay to Employee, on the Effective Date, an amount in cash equal to the difference between $1,451,753 (Employee's current annual salary) and $500,000, prorated for the period between the Effective Date and July 14, 1997, and discounted at the current rate of interest charged by The Provident Bank as its prime rate, and (ii) the Company grants Employee the number of Common Shares as equal (A) 1.25 times the sum of $75,000 times the number of years (rounded to the nearest tenth) in the period between the Effective Date and October 31, 2000, DIVIDED BY (B) the Offering Price.



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         B. In consideration of the Annual Bonus reductions effected at the time of the Initial Public Offering, the Company agrees to grant Employee an additional number of Common Shares (rounded up to the nearest whole share) calculated as follows: $298,828.75 divided by the Offering Price. The award of securities under this Section 3.4 shall be deemed exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Rule 701 promulgated under such Act, but shall be subject to any lock-up agreement required of officers and directors by the underwriting agreement between the Company and the underwriters. In addition to the foregoing, the Company agrees to lend the Employee, if requested, an amount that will cover the Employee's income tax obligations arising from the grant of the Common Shares. The loan principal and accrued interest shall be due on the earlier of (i) five years after the Effective Date or (ii) five (5) days following the date the Employee first sells any of the Company's Common Stock, but only to the extent of net proceeds from such sale. Interest on the loan shall accrue at the applicable federal rate for mid-term loans in effect on the date of the loans.

         C. Notwithstanding anything contained in Section 3.2 to the contrary, in the event the actual pre-tax income of the Company during either Fiscal 1996 or Fiscal 1997, or in both years, is less than the Target Amount for such fiscal years, then the actual Annual Bonus to which Employee may be entitled in respect of Fiscal 1998 shall be reduced, on a dollar for dollar basis, by an amount (herein referred to as the "Unearned Bonus") equal to the



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unearned bonus, if any, for Fiscal 1996 and Fiscal 1997, in the aggregate. The
Unearned Bonus is determined as follows:

         1. If the Fiscal 1996 actual Annual Bonus is not $125,000, then the Unearned Bonus for such year shall be the difference between (a) $75,000 and (b) $75,000 times a fraction, the numerator of which is the actual Annual Bonus earned and the denominator of which is $125,000. To illustrate the foregoing, assuming the Example in Section 3.4B above involved Fiscal 1996, the Unearned Bonus for Fiscal 1996 would be:

                           $75,000 - (100,000 X 75,000) or $15,000
                                      -------
                                      125,000

         2. If the Fiscal 1997 actual Annual Bonus is not $125,000, then the Unearned Bonus for such year shall be the difference between (a) $164,063 and (b) $164,063 times the fraction, the numerator of which is the actual Annual Bonus earned and the denominator of which is $125,000. To illustrate the foregoing, using the example in Section 3.4B, the Fiscal 1997 Unearned Bonus is:

                           $164,063 - (100,000) X $164,063)
                                       -------
                                       125,000

In the event the Unearned Bonus exceeds the Fiscal 1998 Annual Bonus, the Annual Bonuses for future fiscal years shall be reduced until the deficiency is eliminated. Employee shall have no obligation to reimburse the Company any Unearned Bonus in the event of his



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termination of employment at the end of the Term, termination due to death or disability, or an earlier termination by the Company for any reason other than "cause."

                  3.5 BENEFITS. The Employee shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, pension plans or similar benefits that may be available to other senior executives of the Company generally, on the same terms as such other executives, in each case to the extent that the Employee is eligible under the terms of such plans or programs. The Employee shall also be entitled to receive vacation of six (6) weeks per year. Additionally, during the Term, the Company agrees to continue to pay the premium (approximately $17,200 per annum) on the current $2 million insurance policy on the life of the Employee and Employee shall have the right to designate the beneficiary or beneficiaries of such policy. The Employee shall also have the right, at any time during the Term or within sixty (60) days of its expiration, to purchase the insurance policy for its cash value and the Company agrees to continue to make the premium payments during the Term.

                  3.6 EXPENSES. The Company shall pay or reimburse the Employee for all reasonable expenses actually incurred or paid by the Employee during the Term in the performance of the Employee's services under this Agreement.

                  3.7 OTHER EXECUTIVES. The Company agrees that Employee's Annual Salary at all times during the Term will be at least as high as the Annual Salary paid or payable to any other executive employee hired directly by the Company; PROVIDED, HOWEVER; that the



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foregoing shall not apply with respect to executive employees who become employed by the Company through a merger with any other company; PROVIDED, FURTHER, that the foregoing will not limit the Company's ability to pay other executive employees cash bonuses or other non-cash compensation (Stock Options) as a result of which such other executive employees would receive higher overall annual compensation than Employee.

         4. TERMINATION UPON DEATH OR DISABILITY. If the Employee dies during the term, this Agreement shall terminate as of the date of the Employee's death. If the Employee by virtue of ill health or other disability is unable to perform substantially and continuously the duties assigned to him for more than 180 consecutive or non-consecutive days out of any consecutive 12 month period, the Company shall have the right to terminate the employment of the Employee upon notice in writing to the Employee. Upon termination, the Employee (or the Employee's estate or beneficiaries in the case of the death of the Employee) shall be entitled to receive any Annual Salary, Annual Bonus and other benefits earned and accrued under this Agreement, and reimbursement under this Agreement for expenses incurred, prior to the date of termination. No provision of this Agreement shall limit any of Employee's rights under any insurance, pension or other benefit programs of the Company for which the Employee shall be eligible at the time of such death or disability.

         5. TERMINATION FOR CAUSE. If the Employee (i) is convicted of a felony, a crime of moral turpitude or any crime involving the Company (other than pursuant to actions taken at the direction or with the approval of the Board of Directors); (ii) is found by reasonable



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determination of the Board of Directors made in good faith, to have engaged in
(A) willful misconduct, (B) willful or gross neglect, (C) fraud, (D) misappropriation or (E) embezzlement in the performance of his duties hereunder; or (iii) breaches in any material respect the terms and provisions of this Agreement and fails to cure such breach within ten days following written notice from the Company specifying such breach, the Company may terminate the Employee's employment hereunder on written notice given to the Employee at any time following the occurrence of any of the events described in clauses (i) and
(ii) above and on written notice given to the Employee at any time not less than 30 days following the occurrence of any of the events described in clause (iii) above. The Employee shall have no right to receive any compensation or benefit hereunder on and after the effective date of the notice provided in the preceding sentence other than Annual Salary, Annual Bonus and other benefits earned and accrued under this Agreement, and reimbursement under this Agreement for expenses incurred, prior to the effective date of such notice.

         6. COVENANT OF THE EMPLOYEE.

                  6.1 COVENANT AGAINST COMPETITION. The Employee acknowledges that (i) the principal businesses of the Company and its affiliates are the retail and wholesale sales of closeout merchandise (collectively, the "COMPANY BUSINESS"); (ii) the Employee is among only a limited number of persons who have developed the Company Business; (iii) the Company Business is, in part, national in scope; (iv) the Employee's work for the Company



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and its affiliates has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the agreements and covenants of the Employee contained in this Section 6 are essential to the business and goodwill of the Company; (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6; and (vii) the cash and stock compensation to be received by Employee under this Agreement is, in part, in payment for the covenants and agreements set forth in this Section 6. Accordingly, the Employee covenants and agrees that:

                           (a) During the period commencing on the Effective
                  Date and ending on the later of (i) two year following the date upon which the Employee shall cease to be an employee of the Company and (ii) October 31, 2000 (the "RESTRICTED PERIOD"), the Employee shall not in the United States of America, directly or indirectly, (1) engage in the Company Business for the Employee's own account; (2) render any services to any person (other than the Company) engaged in such activities; or (3) become interested in any such person (other than the Company) as a partner, shareholder, principal, agent consultant or in any other relationship or capacity; PROVIDED, HOWEVER, that notwithstanding the above, the Employee may own, directly or indirectly, solely as an investment, securities of any such person that are traded on any national securities exchange or the NASDAQ National Market if the Employee (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own four percent (4%) or more of any class



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                  of securities of such person. Notwithstanding the foregoing, in the event Employee's employment is terminated by the Company other than for "cause" (as defined in Section 5), the Restricted Period will terminate on the date one year following the date of termination.

                           (b) During and after the Restricted Period, the
                  Employee shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, any confidential matters relating to the Company Business and to the Company and its affiliates learned by the Employee heretofore or hereafter directly or indirectly from the Company or its predecessors and its affiliates, including, without limitation, information with respect to (1) prospective store locations, (2) sales figures (whether per store or otherwise), (3) profit or loss figures (whether per store or otherwise), and (4) customers, clients, suppliers, sources of supply and customer lists (the "Confidential Company Information ") and shall not disclose such Confidential Company Information to anyone outside of the Company or its affiliates except with the Company's express written consent and except for Confidential Company Information that (1) is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Employee or (2) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.



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                           (c) During the Restricted Period, the Employee shall
                  not, without the Company's prior written consent, directly or indirectly, knowingly solicit or encourage to leave the employment of the Company, any employee of the Company or hire any employee who has left the employment of the Company after the date of this Agreement within one year of the termination of such employee's employment with the Company.

                           (d) All memoranda, notes, lists, records and other
                  documents (and all copies thereof) made or compiled by the Employee or made available to the Employee concerning the Company Business or the Company and its affiliates shall be the Company's property and shall be delivered to the Company at any time on request.

                  6.2 RIGHTS AND REMEDIES UPON BREACH. If the Employee breaches, or threatens to commit a breach of, any of the provisions of Section 6.1 (the "RESTRICTIVE COVENANTS"), the Company shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of any other rights and remedies available to the Company under law or in equity:

                           (a) The right and remedy to have the Restrictive
                  Covenants specifically enforced (without posting bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against the



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                  Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

         7. EARLY TERMINATION. Notwithstanding any provision of this Agreement to the contrary, the Company may terminate this Agreement at any time for any reason other than "cause", provided that the Company shall continue to pay the Employee his current compensation until the earlier of October 31, 2000 or one
(1) year after the date of termination. The compensation, including an amount equal to the prior year's bonus, shall be payable in twelve (12) equal monthly installments, net of applicable withholding taxes. Employee shall be entitled to receive all benefits, including life insurance, payable under this Agreement for the duration of such twelve (12) months or until October 31, 2000, whichever is earlier. In the event of termination under this paragraph, the "Restricted Period" under Section 6.1 shall expire one (1) year after the date of such termination.

         In the event the Employee elects to terminate this Agreement prior to the expiration of the Term, his noncompetition covenant shall expire on the later of October 31, 2000 or two (2) years after the date of such termination.

         The Company covenants and agrees with Employee that the Company will not relocate the Company's corporate headquarters or Employee's principal office from the



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Cleveland, Ohio area during the Term. The Company further agrees that it will maintain and not change the present business hours or policy on business hours of the Company's wholesale operations, provided that this sentence shall not apply to any businesses that the Company may acquire in the future. Accordingly, the Company agrees that should the Company (i) relocate the corporate headquarters or Employee's principal office from the Cleveland, Ohio metropolitan area or (ii) modify the business hours or policy or business hours of the current wholesale operations, at any time during the Term, such relocation or modification shall entitle Employee, at his sole election and effective upon notice to the Company, to terminate this Agreement, and such termination shall be deemed a termination by the Company other than for "cause" for purposes of this Section 7.

8. CHANGE OF CONTROL

A. In the event of a "Change in Control," then the Employee may elect to terminate his employment hereunder effective upon the consummation of such Change of Control, and such termination shall be deemed for purposes of this Agreement as a termination by the Company without "cause." In lieu of the compensation payable under Section 7, Employee shall be entitled to twenty-four (24) equal monthly installments, net of applicable withholding taxes, the aggregate amount of which payments equals the sum of his salary on the date of termination and his prior year's bonus. Additionally, in the event the Company elects to terminate the Employee's employment under Section 7 of this Agreement, and a "Change-of-Control" occurs within six (6) months of Employee's termination, then Employee shall be entitled to receive the additional



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         one-year's salary and bonus provided in this Section 8.A. unless the
         Company can demonstrate, by clear and convincing evidence, that such termination did not occur in contemplation of the Change-in-Control.

B. The term "Change in Control" shall mean, but not be limited to: (a) the first purchase of shares pursuant to a tender offer or exchange (other than a tender offer or exchange by the Company, ZS Fund, Reuven Dessler, and/or any affiliate thereof) for all or part of the Company's Common Shares of any class or any securities convertible into such Common Shares and Employee has elected not to tender or exchange his Common Shares; (b) the receipt by the Company of a Schedule 13D or other advice indicating that a person (other than ZS Fund, Mazel/D&K, Inc., Reuven Dessler and/or any affiliate thereof) is the "beneficial owner" (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of twenty percent (20%) or more of the Company's Common Shares calculated as provided in paragraph (d) of said Rule 13d-3; (c) the date of approval by shareholders of the Company (which shareholder approval did not include the affirmative vote of the Common Shares beneficially owned by Employee) of an agreement providing for any consolidation or merger of the Company in which the Company will not be the continuing or surviving corporation or pursuant to which shares of capital stock, of any class or any securities convertible into such capital stock, of the Company would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of common stock of all classes of the Company immediately prior to the merger would have the same proportion of ownership of common stock of the surviving



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         corporation immediately after the merger; (d) the date of the approval by shareholders of the Company (which shareholder approval did not include the affirmative vote of the Common Shares beneficially owned by Employee) of any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; (e) the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of the Company, AND Employee shall have voted his Common Shares against adoption of such plan or proposal; or (f) the date (the "Measurement Date") on which the individual who at the beginning of a two consecutive year period ending on the Measurement Date, cease, for any reason, to constitute at least a majority of the Board of Directors of the Company, unless the election, or the nomination for election by the Company's shareholders, of each new director during such two-year period was approved by an affirmative vote of the directors (including Employee) then still in office who were directors at the beginning of said two-year period.

C. Notwithstanding any other provision of this Agreement, in the event that any payment or benefits provided by the Company (or an affiliate) to the Employee under or outside of the terms of this Agreement would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the payments or benefits provided hereunder shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the Employee's net



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         after tax benefit shall exceed the net after tax benefit if such reduction were not made. "Net after tax benefit" for purposes of this
         Section 8 shall mean the sum of:

         (i) the total amount payable to the Employee under this Agreement, PLUS

         (ii) all other payments and benefits which the Employee receives or is then entitled to receive from the Company and any of its affiliates that would constitute a "parachute payment" within the meaning of Section 280G of the Code, LESS

         (iii) the amount of federal income taxes payable with respect to the payments and benefits described in clauses (i) and (ii) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to the Employee (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), LESS

         (iv) the amount of excise taxes imposed with respect to the payments and benefits described in clauses (i) and (ii) above by Section 4999 of the Code.

All calculations under this Section 8 shall be made by the Company in consultation with its outside auditors.

         9. OTHER PROVISIONS.

                  9.1 SEVERABILITY. The Employee acknowledges and agrees that
(i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable,



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the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                  9.2 BLUE-PENCILLING. If any court determines that any of the covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  9.3 ENFORCEABILITY; JURISDICTIONS. The Company and the Employee intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdiction hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise, it is the intention of the Company and the Employee that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdictions being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of RES JUDICATA.

                  9.4 SET-OFF. The Employee acknowledges and agrees that the Company may set-off against any or all amounts payable to the Employee hereunder any or all amounts



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payable by the Employee to the Company in respect of a breach by the Employee of any of the provisions of Section 6.

                  9.5 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

                          (i)      If to the Company, to:

                                   Mazel Stores, Inc.
                                   31200 Aurora Road
                                   Solon, Ohio 44139
                                   Attention: President

                          with a copy to:

                                   ZS Fund L.P.
                                   120 West 45th Street
                                   Suite 2600
                                   New York, New York 10036
                                   Attention: Ned L. Sherwood

                          (ii)     If to the Employee to:

                                   Reuven Dessler
                                   3666 Shannon Road
                                   Cleveland Heights, Ohio 44118

                          with a copy to:

                                   Bennett Yanowitz, Esq.
                                   Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A. Suite 2600
                                   The Tower at Erieview
                                   Cleveland, Ohio 44114-1824

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

                  9.6 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, but not limited to, the original Agreement, which shall become null and void and of no further force and effect on the Effective Date. Without limiting the generality of the preceding sentence, the Employee hereby waives any and all rights to compensation which he has or may have had under the original Agreement in respect of the fiscal year ending January 31, 1997; PROVIDED, HOWEVER, that such waiver shall not become effective until the Effective Date and shall be inoperative until such date.

                  9.7 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any rights, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

                  9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to principles of conflicts of law.

                  9.9 ASSIGNMENT. This Agreement, and the Employee's rights and obligations hereunder, may not be assigned by the Employee; any purported assignment by the Employee in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder.

                  9.10 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

                  9.11 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties thereto.

                  9.12 SURVIVAL. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 6.1, 6.2, 8.1, 8.2, 8.3 and
8.4 shall survive termination of this Agreement.

                  9.13 HEADINGS. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

                  9.14 INVALIDITY. This Agreement shall be deemed void and of no effect if the Initial Public Offering fails to occur prior to December 31, 1996. In the event this

Agreement is deemed null and void, the July 14, 1992 (original) Agreement shall still be effective.

         IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.


MAZEL COMPANY L.P.                                 MAZEL STORES, INC.

By:  ZS Mazel L.P.,
     its Managing Partner                          By:  /s/ Susan Atkinson
                                                        ------------------------
                                                        Susan Atkinson
     By:  ZS Mazel, Inc., General Partner of            Chief Financial Officer
          ZS Mazel L.P.


          By:  /s/ Robert Horne                    /s/ REUVEN DESSLER
               -----------------------------       ----------------------------
               Robert Horne                        REUVEN DESSLER
               Vice President